Exhibit 3.39

CERTIFICATE OF INCORPORATION

OF

KEEFE & KEEFE AMBULETTE, LTD.

Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is:

KEEFE & KEEFE AMBULETTE, LTD.

2. The purpose or purposes for which the corporation is formed as follows, to wit:

To own, operate, manage and do everything normally associated with conducting the business of medical transportation including, but not limited to the manufacture, distribution, warehousing, and sale at wholesale and retail of medical related equipment.

To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

To own, operate, manage, acquire and deal in property, real and personal, which may be necessary to the conduct of the business.

The corporation shall have all of the powers enumerated in Section 202 of the Business Corporation Law, subject to any limitations provided in the Business Corporation Law or any other statute in the State of New York.

3. The county in which the office of the corporation is to be located in the State of New York is: Queens

4. The aggregate number of shares which the corporation shall have authority to issue is 200 shares, no par value.

5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

Dinerstein & Lesser P.C.

380 North Broadway, Suite 106

Jericho, New York 11753

IN WITNESS WHEREOF, the undersigned incorporator, being at least eighteen years of age, has executed and signed this Certificate of Incorporation this 30th day of May, 1986.

Diane L. Foley
Diane L. Foley 33 Rensselaer Street Albany, New York 12202

STATE OF NEW YORK	)
)ss.
COUNTY OF ALBANY	)

On this 30th day of May, 1986, before me personally came Diane L. Foley to me known to be the individual described in and who executed the foregoing instrument, and she duly acknowledged to me that she executed the same.

Barbara Kinnaw

NOTARY PUBLIC, STATE OF NEW YORK

No. 4720956

Qualified in Albany County

Term Expires May 31, 1988

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